                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,800,000 SHARES OF ITS COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       AT
                     A PURCHASE PRICE NOT GREATER THAN $77
                               NOR LESS THAN $67
                                       OF
                            ALLIANT TECHSYSTEMS INC.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON TUESDAY, DECEMBER 8, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") setting forth the Offer by Alliant Techsystems Inc., a Delaware corporation (the "Company"), to purchase up to 2,800,000 shares of its Common Stock, par value $.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 28, 1990, as amended, between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as the Rights Agent), at prices not greater than $77 nor less than $67 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will determine a single per Share price, not greater than $77 nor less than $67 per Share, that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,800,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $77 nor less than $67 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders.

    We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

    Your attention is invited to the following:

        (1) You may tender Shares at either (i) the price determined by you (in multiples of $0.25), not greater than $77 nor less than $67 per Share, or
    (ii) the price determined by "Dutch Auction" as indicated in the attached instruction form, net to you in cash. You should mark the box entitled, "Shares Tendered at Price Determined by Dutch Auction" if you are willing to accept the Purchase Price resulting from the "Dutch Auction" tender process. This could result in your receiving the minimum price of $67 per Share.

        (2) The Offer is for up to 2,800,000 Shares, constituting approximately 23% of the total Shares outstanding as of November 5, 1998. Although it has no present intention of so doing, the Company reserves the right to purchase more than 2,800,000 Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, conditional on other factors, such as the Company's obtaining the funds necessary to consummate the Offer and to pay all related fees and expenses.

        (3) The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Tuesday, December 8, 1998 unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or any time after January 17, 1999 if they have not been accepted for payment.

        (4) As described in the Offer to Purchase, if more than 2,800,000 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority:

           (a) all Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares held pursuant to the Company's 401(k) plans or its employee stock purchase plans) as of the close of business on November 5, 1998 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

           (b) after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares); and

           (c) If conditional tenders would otherwise be deemed to have been withdrawn and, as a result, would cause the total number of Shares to be purchased to fall below 2,800,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so properly withdrawn to permit the Company to purchase 2,800,000 Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

        (5) Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        (6) If you owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares held pursuant to the Company's 401(k) plans or its employee stock purchase plans) as of the close of business on November 5, 1998 and you instruct us to tender at or below the Purchase Price on your behalf all such Shares on or prior to the Expiration Date and check the box captioned "Odd Lots" in the instruction form, all such Shares will be accepted for purchase before proration, if any, of the purchase of other tendered Shares.

        (7) Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. However, a tendering stockholder who holds Shares through a broker, dealer or custodian may be required by such entity to pay a service charge or other fee.

        (8) If you wish to tender portions of your Share holdings at different prices, you must complete separate Instruction Forms for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price specified. The same Shares cannot be tendered at different prices unless such tendered Shares are validly withdrawn and retendered.

        (9) You may designate the priority in which your Shares shall be purchased in the event of proration.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

    YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 1998, UNLESS THE COMPANY EXTENDS THE OFFER.

    A tendering stockholder may condition the tender of Shares upon the purchase by the Company of a specified minimum number of Shares tendered, all as described in Section 6 of the Offer to Purchase. Unless such specified minimum is purchased by the Company pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, none of the Shares tendered by the stockholder will be purchased. If you wish us to condition your tender upon the purchase of a specified minimum number of Shares, please complete the box entitled "Conditional Tender" on the instruction form. It is the tendering stockholder's responsibility to calculate such minimum number of Shares, and you are urged to consult your own tax advisor.

    The Offer is being made to all holders of Shares solely pursuant to the Offer to Purchase and the related Letter of Transmittal. This Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                          INSTRUCTIONS WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                     UP TO 2,800,000 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $77 NOR
                            LESS THAN $67 PER SHARE
                          OF ALLIANT TECHSYSTEMS INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 6, 1998 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by Alliant Techsystems Inc., a Delaware corporation (the "Company"), to purchase up to 2,800,000 shares of its Common Stock, par value $.01 per share (the "Shares") (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of September 28, 1990, as amended between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company) as Rights Agent), at prices not greater than $77 nor less than $67 per Share, net to the undersigned in cash, without interest thereon, as specified by the undersigned, upon the terms and subject to the conditions of the Offer.

    This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer. The Company will return Shares tendered at prices greater than the purchase price and Shares not purchased because of proration or conditional tenders.

                          PRICE (IN DOLLARS) PER SHARE
                      AT WHICH SHARES ARE BEING TENDERED.
              CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED,
         OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

              SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

/ / The undersigned wants to maximize the chance of having the Company purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price resulting from the Dutch Auction tender process. This action will result in receiving a price per Share of as low as $67 or as high as $77.

                                  -------------OR
                                   -------------

                SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

     By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. A stockholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered. The same Shares cannot be tendered at more than one price.

     Price (in dollars) per Share at which Shares are being tendered:

/ / 67.00  / / 69.00  / / 71.00  / / 73.00  / / 75.00
/ / 67.25  / / 69.25  / / 71.25  / / 73.25  / / 75.25
/ / 67.50  / / 69.50  / / 71.50  / / 73.50  / / 75.50
/ / 67.75  / / 69.75  / / 71.75  / / 73.75  / / 75.75
/ / 68.00  / / 70.00  / / 72.00  / / 74.00  / / 76.00
/ / 68.25  / / 70.25  / / 72.25  / / 74.25  / / 76.25
/ / 68.50  / / 70.50  / / 72.50  / / 74.50  / / 76.50
/ / 68.75  / / 70.75  / / 72.75  / / 74.75  / / 76.75
                                            / / 77.00

                                    ODD LOTS

    / / By checking this box, the undersigned represents that the undersigned owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares held pursuant to the Company's 401(k) plans or its employee stock purchase plans) as of the close of business on November 5, 1998 and is tendering all of such Shares.

                                  CONDITIONAL TENDER

         By completing this box, the undersigned conditions the tender authorized hereby on the following minimum number of Shares being purchased if any are purchased.

                        ------------------------------- Shares

         Unless this box is completed, the tender authorized hereby will be made unconditionally.

Number of Shares to be Tendered:    SIGN HERE
Shares*
                                                       Signature(s)
Dated: , 1998                                              Name
                                                          Address
                                            Social Security or Taxpayer ID No.

--------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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